Exhibit 99.1

Baird Global Industrial Conference November 6, 2018

Legal Disclaimer NO OFFER OR SOLICITATION This presentation includes a discussion of a proposed business combination transaction (the “Transaction”) between AM and AMGP. This presentation is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, in any jurisdiction, pursuant to the Transaction or otherwise, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. IMPORTANT ADDITIONAL INFORMATION In connection with the Transaction, AMGP has filed with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form S-4, which includes a joint proxy statement of AM and AMGP and a prospectus of AMGP. The registration statement on Form S-4 has not been declared effective by the SEC, and the definitive joint proxy statement/prospectus has not yet been delivered to AM unitholders or AMGP shareholders. INVESTORS AND SECURITY HOLDERS OF AM AND AMGP ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus and all other documents filed or that will be filed with the SEC by AMGP or AM through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by AM will be made available free of charge on AM’s website at http://investors.anteromidstream.com/investor-relations/AM, under the heading “SEC Filings,” or by directing a request to Investor Relations, Antero Midstream Partners LP, 1615 Wynkoop Street, Denver, Colorado 75219, Tel. No. (303) 357-7310. Copies of documents filed with the SEC by AMGP will be made available free of charge on AMGP’s website at http://investors.anteromidstreamgp.com/Investor-Relations/AMGP or by directing a request to Investor Relations, Antero Midstream GP LP, 1615 Wynkoop Street, Denver, Colorado 75219, Tel. No. (303) 357-7310. PARTICIPANTS IN THE SOLICITATION AMGP, AM, AR and the directors and executive officers of AMGP and AM’s respective general partners and of AR may be deemed to be participants in the solicitation of proxies in respect to the Transaction. Information regarding the directors and executive officers of AM’s general partner is contained in AM’s 2018 Annual Report on Form 10-K filed with the SEC on February 13, 2018, and certain of its Current Reports on Form 8-K. You can obtain a free copy of this document at the SEC’s website at http://www.sec.gov or by accessing AM’s website at http://www.anteromidstream.com. Information regarding the executive officers and directors of AMGP’s general partner is contained in AMGP’s 2018 Annual Report on Form 10-K filed with the SEC on February 13, 2018 and certain of its Current Reports on Form 8-K. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing the AMGP’s website at http://www.anteromidstream.com. Information regarding the executive officers and directors of AR is contained in AR’s 2018 Annual Report on Form 10-K filed with the SEC on February 13, 2018, including the information incorporated by reference, and certain of its Current Reports on Form 8-K. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing the AMGP’s website at http:// www.anteroresources.com. Investors may obtain additional information regarding the interests of those persons and other persons who may be deemed participants in the Transaction by reading the joint proxy statement/prospectus regarding the Transaction. You may obtain free copies of this document as described above. 2

Legal Disclaimer This presentation includes “forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond AR’s control. All statements, except for statements of historical fact, made in this presentation regarding activities, events or developments AR expects, believes or anticipates will or may occur in the future, such as the expected sources of funding and timing for completion of the share repurchase program if at all, the expected consideration to be received in connection with the closing of the Transaction, the timing of the consummation of the Transaction, if at all, AR’s expected ability to return capital to investors and targeted leverage metrics, AR’s estimated free cash flow and unhedged EBITDAX multiples, and AR’s estimated production, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this presentation. Although AR believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. AR cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the AR’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading "Item 1A. Risk Factors" in AR’s Annual Report on Form 10-K for the year ended December 31, 2017. This presentation includes certain financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include (i) Stand-Alone Adjusted EBITDAX, (ii) Stand-Alone Adjusted Operating Cash Flow, (iii) Free Cash Flow. Please see “Antero Definitions” and “Antero Non-GAAP Measures” for the definition of each of these measures as well as certain additional information regarding these measures, including the most comparable financial measures calculated in accordance with GAAP. Antero Resources Corporation is denoted as “AR” in the presentation, Antero Midstream Partners LP is denoted as “AM” and Antero Midstream GP LP is denoted as “AMGP”, which are their respective New York Stock Exchange ticker symbols. 3

Antero at a Glance

The Most Integrated Natural Gas Liquids Platform in the U.S.

A World Class E&P Operator in Appalachia

Antero Resources

NYSE: AR

What's new: $600MM share repurchase program
4Q18 inflection point to sustainable FCF

$9.0 Billion Enterprise Value
Ba2 / BB+ / BBB- Corp Debt Ratings

31%(1)

A Leading Northeast Infrastructure Platform

Antero Midstream

NYSE: AM

What's new: Midstream simplification creating C-corp and eliminating MLP and IDRs

$10 Billion Enterprise Value(1)
Ba2 / BB+ / BBB- Corp Debt Ratings

Antero Assets


Utica
~136,000 Acres
~544 Core Drilling Locations
OH
PA
WV
Marcellus
~ 484,000 Acres
~2,751 Core Drilling Locations

1. Pro-forma for simplification transaction expected to close in 1Q19. Assumes 9/30/18 balance sheet and 11/2/18 equity prices.

BAIRD GLOBAL INDUSTRIAL CONFERENCE | ANTERO 4

Antero: Not Just a Natural Gas Producer Liquids-Rich Resource and Scale Differentiated Liquids Focused Strategy for Delivering Shareholder Value #1 NGL producer in the U.S. Control Resource Development Mitigate Commodity Risk Just-in-time midstream investment 100% hedged on natural gas in 2019 @ $3.50/MMbtu Disciplined Focus on Returns $600MM share repurchase program Maintain Strong Balance Sheet Attractive Free Cash Flow Growth Peer Leading Margins 23% debt-adjusted growth per share Appalachian leader for 6 straight years $1.6 billion through 2022 <2.0x by YE 2019 Shareholder Value Low Cost Liquids-Rich Resource Base Return of Capital 5 BAIRD GLOBAL INDUSTRIAL CONFERENCE ANTERO See appendix for Non-GAAP items and reconciliation

Largest Liquids Drilling Inventory and Producer Undrilled Core Liquids-rich Inventory(1) Top U.S. C2+ NGL Producers - 2018E(2) Antero controls 40% of the core undrilled liquids-rich locations in Appalachia and is the largest NGL producer in the U.S. Over 2.5x inventory of closest competitor Most exposure to improving liquids prices Based on Antero analysis of undeveloped acreage in the core of the Marcellus and Utica plays. Peers include Ascent, CHK, CNX, CVX, EQT, GPOR, HG, RRC and SWN. Consensus as of 10/31/2018. 6 BAIRD GLOBAL INDUSTRIAL CONFERENCE ANTERO 2,234 - 500 1,000 1,500 2,000 2,500 Undrilled Liquids - Rich Locations 115 50 60 70 80 90 100 110 120 130 MBbl/d

Midstream Driving Value for AR Since Inception 7 Takeaway assurance and reliable project execution AM Midstream Buildout Midstream Ownership Benefits Never missed a completion date with fresh water delivery system Unparalleled downstream visibility Attractive return on investment (4.7x ROI for AR) Just-in-time capital investment Antero Clearwater Facility Processing Facility Current Infrastructure Future Infrastructure Future buildout Owning and controlling the infrastructure is critical to sustainable development; Antero Midstream provides a customized midstream solution BAIRD GLOBAL INDUSTRIAL CONFERENCE ANTERO

A Paired Trade – Hedges Support FT Commitments Firm Transportation Portfolio Allows Antero to achieve: Effectively Hedge NYMEX Index A key advantage as our product is delivered to NYMEX-related markets Premium Price Certainty Less volatility and greater surety in realized prices Hedge Portfolio Supports Firm Commitments Antero is 100% hedged on natural gas at prices 25% above NYMEX through 2019; Hedges and FT provide price certainty and limited volatility Appalachia Floating – High Volatility Antero Diversified – Low Volatility Antero Natural Gas Differentials vs. Appalachia Reflects discount to NYMEX for Appalachia in-basin pricing at Dominion South & TETCO M2 indices. Represents simple average discount to NYMEX for Antero firm transportation capacity. Sept-18 8 BAIRD GLOBAL INDUSTRIAL CONFERENCE ANTERO Note: Pricing reflects pre-hedge pricing ($0.91) ($0.01) ($2.50) ($2.00) ($1.50) ($1.00) ($0.50) $0.00 $0.50 $1.00 Appalachia Antero Realized Differential 3-Year Appalchian Average 3-Year Antero Realized Basis

Capital Efficiency Drives Peer Leading Growth Antero’s capital efficiency and attractive economics drives peer-leading debt-adjusted production per share growth 9 BAIRD GLOBAL INDUSTRIAL CONFERENCE ANTERO Debt-Adjusted Production Per Share Growth(2) Development Plan Details Measured capital budgets funded through operating cash flow Almost a 50% reduction in D&C capex from 2014 peak to 2016 then 5 straight years of essentially flat D&C capex from 2016 – 2020 Running 5 to 6 rigs vs. 2014 peak of 21 rigs Development plan focused on liquids-rich development where economics and margins are superior to dry gas development 37% full cycle, pre-hedge, fully burdened rates of return(1) Mitigated infrastructure constraint risk to AR’s growth profile via FT and midstream ownership See appendix for details. Based on consensus estimates as of 10/31/18. Debt-adjusted production per share = production estimates / (current shares outstanding + net debt estimates converted into shares at year-to-date average price). Peers include: CNX, COG, EQT, RRC, SWN. Excludes midstream debt for AR, EQT, CNX. 23% 23% 15% 13% 12% - 4% -10% -5% 0% 5% 10% 15% 20% 25% 2018 – 2020 Debt - Adjusted Production Per Share Growth

A Leader in Realized Pricing and EBITDAX Margins Antero’s integrated strategy has resulted in peer-leading realized prices and margins for 6 straight years and consistent results through price cycles Driven by hedges, firm transport to premium markets and liquids contribution All-in Pricing Realizations ($/Mcfe) Standalone E&P EBITDAX Margins ($/Mcfe) Source: SEC filings and press releases. Peers include: CNX, COG, EQT, RRC & SWN. See AR corporate presentation for detailed calculations. +36% vs. Peer Avg. from 2013 - 2018 +28% vs. Peer Avg. from 2013 - 2018 10 BAIRD GLOBAL INDUSTRIAL CONFERENCE ANTERO $5.17 $5.10 $4.09 $4.08 $3.61 $3.98 $2.83 $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 2013 2014 2015 2016 2017 3Q 18 AR Peer Average NYMEX Henry Hub Gas $3.36 $2.97 $2.07 $2.06 $1.61 $1.68 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 $4.00 2013 2014 2015 2016 2017 3Q 18 AR Peer Average

Free Cash Flow Inflection Point 11 Stand-Alone Cash Flow(1) For additional information regarding Non-GAAP Measures please see the Appendix.. Estimates based on 12/31/2017 strip pricing. Cash Outspend Free Cash Flow Generation Q4 2018 represents a free cash flow inflection point 2019E – 2022E Q3 2018 Q4 2018 $1.6B in Free Cash Flow Delevering & $600MM Return of Capital Antero’s capital discipline and substantial decrease in D&C capex in 4Q18, along with strong liquids prices drives sustainable free cash flow BAIRD GLOBAL INDUSTRIAL CONFERENCE ANTERO

12 Market Premium for Free Cash Flow Yield Industry Leading Free Cash Flow Yield in 2019 Free Cash Flow is a “Prove It” story and has been rewarded by the market 29% 4% Leading E&P for FCF Yield Note: 1H18 used as a proxy for proven free cash flow story. Cash flow yield defined as free cash flow divided by market capitalization. AR estimate is based on Bloomberg consensus 2019 estimates, adjusted for Stand-Alone metrics. Peer FCF per Bloomberg consensus estimates. E&P’s with established FCF tend to trade in the 5% to 8% range on a FCF yield basis BAIRD GLOBAL INDUSTRIAL CONFERENCE ANTERO 60 70 80 90 100 110 120 130 140 150 160 Weighted Average Price Index Based on FCF Performance Positive FCF in 1H18 Negative FCF in 1H18 (6%) (4%) (2%) 0% 2% 4% 6% 8% 10% Positive FCF in 1H18 Negative FCF in 1H18

Financially Disciplined Repurchase Program Disciplined share repurchase plan maintains financial flexibility and balance sheet strength with leverage < 2.25x in 4Q 2018 and < 2.0x by YE 2019 AR Standalone Net Debt / LTM EBITDAX(1) Based on 12/31/2017 strip pricing and the long-term plan announced at Antero’s January 2018 analyst day. Stand-alone financial leverage is calculated by dividing year-end stand-alone net debt by last twelve months stand-alone EBITDAX. For additional information regarding these measures, please see “Antero Definitions” and “Antero Non-GAAP Measures” in the. Includes $500 million of maintenance and discretionary land spend through 2022. Includes $300 million in proceeds from midstream simplification transaction. Leverage Threshold Return of Capital Potential 13 Announced $600 million share repurchase plan Capacity to return $1.3 billion during 18 month share repurchase period(2) Leverage maintained at or below 2.0x from 1Q19-1Q20 Capacity to return $3.0 to $3.5 billion of capital over the next four years Represents 60% to 70% of current market cap Share Repurchase Details BAIRD GLOBAL INDUSTRIAL CONFERENCE ANTERO 3.9x 3.6x 2.8x 2.9x 2.5x 2.1x 2.25x 2.0x 0.0x 0.5x 1.0x 1.5x 2.0x 2.5x 3.0x 3.5x 4.0x 4.5x

14 Antero Profile Should Drive Multiple Expansion Source: Bloomberg & Antero Estimates as of 10/31/18. Adjusted EBITDAX and Adjusted Operating Cash Flow are non-GAAP measures. AR EV/EBITDAX multiple also reflects an enterprise value that excludes AR ownership of AM, and EBITDAX excludes AM distributions received by AR, for comparative purposes with peer E&P multiples. For additional information regarding these measures, please see “Antero Definitions” and “Antero Non-GAAP Measures” in the Appendix. # of Companies Median Debt/ Adjusted EBITDAX Median EV/ 2019 Adj. EBITDAX 52 2.1x 4.8x 38 1.7x 4.9x 16 1.6x 5.3x 8 1.6x 5.9x 6 1.2x 6.3x 5 0.9x 6.5x EOG CXO PXD AR 2019E unhedged EBITDAX Multiple: 3.5x Scale Growth Low Leverage Permian & Appalachia FCF Generation COG CLR in 2019 in 4Q18 Premium for: At current prices, share repurchase program allows AR to buy back shares at an attractive 3.5x 2019 standalone unhedged EBITDAX multiple BAIRD GLOBAL INDUSTRIAL CONFERENCE ANTERO U.S. Publicly Traded E&Ps Leverage < 3.0x Enterprise Value > $10B Production Growth >15% Leverage <2.0x Free Cash Flow

Appendix

Why Invest in Energy? Growth & Capital Discipline Driving ROCE Antero Resources october 2018 Presentation Energy Sector Offers Attractive Combination of FCF Yield, EBITDA Growth and Corporate Level Returns on Capital Efficiency Gains E&P Average Return on Capital Employed (2) Sector FCF Yield and EBITDA Growth (1) A Structural Change to the Industry As the Shale Revolution enters Phase 2, a sector focus on returns becomes evidenced-based; ROCE now in positive territory Energy Utilities Financials Consumer Staples Real Estate Materials Telecommunications Consumer Discretionary Information Technology Industrials Healthcare Leading FCF & Growth Challenged Growth But Consuming Cash Managed Industries Source: Bloomberg consensus & SEC filings. Sectors are as defined within the S&P 500 index. Free cash flow yield represents consensus 2020 FCF estimates divided by current market capitalization when available. When FCF estimates are not available, pre-tax income or EBITDA estimates are used as a proxy (e.g. financials and real estate industries). EBITDA growth represents consensus 2-year CAGR estimates. When EBITDA estimates are not available, pre-tax income is used as a proxy (e.g. financials). ROCE is defined as earnings before interest and taxes adjusted for derivative fair value changes and unusual items divided by average total assets less current liabilities for the current and prior year. Forward ROCE estimates use Q2 2018 and Q4 2017 balance sheet data; ROCE is likely biased higher due to expectations for an increase in return of cash to shareholders and depreciation of assets. E&P average ROCE is weighted by market capitalization and includes E&Ps with market capitalization of above ~$20B (APC, CLR, CXO, EOG, MRO, OXY, & PXD) and Appalachian E&Ps (AR, COG, EQT, RRC, & SWN). ROCE Inflection Point 0% 2% 4% 6% 8% 10% 12% -2% 3% 8% 13% 18% 2020 FCF Yield 2 - Year EBITDA CAGR (2018 - 2020) -2% 0% 2% 4% 6% 8% 10% 12% 14% 16% 18% 2015 2016 2017 2018 2019 2020

7.3x Energy: A Value Investment Opportunity Antero Resources october 2018 Presentation Consumer Discretionary Telecom. Services Materials Real Estate Utilities Energy Consumer Staples Industrials Financials Healthcare Information Technology Energy Offers a Value Investment Opportunity Coupled with Attractive Growth Dynamics Sector Appreciation on the Horizon Despite growth, FCF, and a structural change in ROCE, the energy sector has the lowest EV / 2019 EBITDA multiples and index performance Poised for Multiple Expansion? Source: Bloomberg consensus & SEC filings. EV / EBITDA multiples reflect enterprise value as of September 27, 2018, divided by 2019 consensus EBITDA estimates. When EBITDA estimates are not available, pre-tax income is used as a proxy (e.g. financials). 17.2x 14.2x 10.0x 17.5x 10.3x 13.4x 12.0x 15.1x 14.8x 14.4x 50 100 150 200 250 300 350 400 S&P Sector Price Index

Antero Simplified Pro Forma Structure

Midstream simplification transaction results in one publicly traded midstream entity and better aligns the interests of PE sponsors and management with AR shareholders

- Eliminates IDRs and the Series B profits interests related to the IDRs
- AR shareholders and PE sponsors / management will all own the same type of interest in the midstream entity (common stock)



Status Quo Structure
Simplified Pro Forma Structure
Sponsors/ Management
Public
27%
73%
Sponsors/ Management
Public
59%
41%
Antero Resources
Antero Midstream GP
186 MM shares
53%
Series B Profits Interest (1)
100% Incentive Distribution Rights (IDRs)
Public
47%
Antero Midstream Partners LP
188 MM units
Sponsors/ Management
Public
27%
73%
Antero Resources
Sponsors/ Management
31%
Public
25%
44%
Antero Midstream
New AM
508 MM shares

1) Series B profits interest held by Antero management.

18

Compelling Full Cycle Well Economics 19 Single Well Economics Bridge to Corporate Level Returns Fully Burdened Corporate Level Well Economics are Outstanding Note: See company presentation on Antero Resources investor relations website for further detail behind full cycle and half cycle single well economics; WACC calculated using CAPM. ROR (D&C only) burdened with 60% of AM fees to give credit for AM ownership/distributions and variable firm transportation fees only (i.e. excluding sunk demand costs). Incremental 40% of AM fees represent the full midstream fees AR pays to AM on complete stand-alone basis (i.e. no credit for midstream ownership). Includes increase in D&C capital to account for full water fees paid to AM. (3) 2.4 bcfe/1,000’ EUR assumes ethane rejection. AR WACC 8% Value Proposition: High Return Portfolio & Free Cash Flow Attractive Well Economics Drive Growth Fully burdened well economics support investment Corporate ROR well in excess of cost of capital (1) (2) Half cycle ROR Full cycle ROR Well Assumptions 12,000’ Lateral 1250 BTU Wellhead Gas 2.4 Bcfe/1,000’ EUR(3) 6/30/2018 Strip Pricing 111% 102% 82% 61% 49% 37% 9% 20% 20% 13% 12% 0% 20% 40% 60% 80% 100% 120% ROR (D&C only) Pad cost & facilities Half cycle ROR Fixed FT fees ROR with full FT fees Full AM fees ROR-fully burdened fees G&A ROR post- G&A Land costs Full cycle (corporate) ROR

20 Appendix II disclosures & reconciliations Antero Definitions Consolidated Drilling & Completion Capital: Represents drilling and completion capital as reported in AR’s consolidated cash flow statements (i.e., fees paid to AM for water handling and treatment are eliminated upon consolidation and only operating costs associated with water handling and treatment are capitalized). Free Cash Flow: Represents Stand-alone Adjusted operating cash flow, less Stand-alone E&P Drilling and Completion capital, less Land Maintenance capital. See “Non-GAAP Measures” for additional detail. Land Maintenance Capital: Represents leasehold capital expenditures required to achieve targeted working interest percentage of 95% for 5-year development plan (i.e. historical average working interest), plus renewals associated with 5-year development plan. Stand-Alone Adjusted EBITDAX: Represents income or loss from continuing operations as reported in the Parent column of AR’s guarantor footnote to its financial statements before interest expense, interest income, derivative fair value gains or losses from exploration and production and marketing (excluding net cash receipts or payments on derivative instruments included in derivative fair value gains or losses), impairment, depletion, depreciation, amortization, and accretion, exploration expense, franchise taxes, equity-based compensation, gain or loss on early extinguishment of debt, gain or loss on sale of assets, and gain or loss on changes in the fair value of contingent acquisition consideration. Stand-alone E&P Adjusted EBITDAX also includes distributions received from limited partner interests in Antero Midstream common units. See “Non-GAAP Measures” for additional detail. Stand-Alone Adjusted Operating Cash Flow: Represents net cash provided by operating activities as reported in the Parent column of AR’s guarantor footnote to its financial statements before changes in current assets and liabilities, plus the AM cash distributions payable to AR, plus the earn out payments expected from Antero Midstream associated with the water drop down transaction that occurred in 2015. See “Non-GAAP Measures” on slide 18 for additional detail.

21 Antero Non-GAAP Measures Stand-Alone Adjusted EBITDAX, Stand-Alone Adjusted Operating Cash Flow and Free Cash Flow are financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial measures used by the company may not be comparable to similarly titled measures utilized by other companies. These measures should not be considered in isolation or as substitutes for their nearest GAAP measures. The Stand-alone measures are presented to isolate the results of the operations of Antero apart from the performance of Antero Midstream, which is otherwise consolidated into the results of Antero. Stand-Alone Adjusted EBITDAX The GAAP financial measure nearest to Stand-Alone Adjusted EBITDAX is Stand-alone net income or loss that will be reported in the Parent column of Antero’s guarantor footnote to its financial statements. While there are limitations associated with the use of Stand-Alone Adjusted EBITDAX described below, management believes that these measures are useful to an investor in evaluating the company’s financial performance because these measures: • are widely used by investors in the oil and gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; • helps investors to more meaningfully evaluate and compare the results of Antero’s operations (both on a consolidated and Stand-alone basis) from period to period by removing the effect of its capital structure from its operating structure; and • is used by management for various purposes, including as a measure of Antero’s operating performance (both on a consolidated and Stand-alone basis), in presentations to the company’s board of directors, and as a basis for strategic planning and forecasting. There are significant limitations to using Stand-Alone Adjusted EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the company’s net income on a Stand-alone basis, the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted EBITDAX reported by different companies. In addition, Stand-Alone Adjusted EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position.

Appendix disclosures & reconciliations Antero Non-GAAP Measures Antero has not included a reconciliation of Stand-Alone Adjusted EBITDAX to the nearest GAAP financial measures for 2018 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise. Antero is able to forecast the following reconciling items between Stand-Alone Adjusted EBITDAX to net income from continuing operations including noncontrolling interest: Antero has a significant portfolio of commodity derivative contracts that it does not account for using hedge accounting, and forecasting unrealized gains or losses on this portfolio is impracticable and imprecise due to the price volatility of the underlying commodities. Antero is also forecasting no impact from franchise taxes, gain or loss on early extinguishment of debt, or gain or loss on sale of assets, for 2018. For income tax expense (benefit), Antero is forecasting a 2018 effective tax rate of 18% to 19%. (in thousands) Stand-Alone Low High Interest expense $200,000 $220,000 Depreciation, depletion, amortization, and accretion expense 800,000 900,000 Impairment expense 100,000 125,000 Exploration expense 5,000 15,000 Equity-based compensation expense 70,000 90,000 Equity in earnings of unconsolidated affiliate N/A N/A Distributions from unconsolidated affiliates N/A N/A Distributions from limited partner interest in Antero Midstream 166,000 170,000 22

Antero Resources Stand-alone Adjusted EBITDAX Reconciliation Appendix disclosures & reconciliations 23 Stand-Alone Three months ended September 30, (in thousands) 2017 2018 Net (loss) attributable to Antero Resources Corporation $ (135,063) (154,419) Net Income attributable to noncontrolling interest — — Commodity derivative fair value (gains) losses 65,957 (57,020) Gains on settled commodity derivatives 61,479 71,144 Marketing derivative fair value losses — 43 Losses on settled marketing derivatives — (16,060) Interest expense 60,906 57,633 Income tax expense (benefit) (45,078) 18,953 Depletion, depreciation, amortization, and accretion 177,070 205,408 Impairment of unproved properties 41,000 221,095 Impairment of gathering systems and facilities — — Exploration expense 1,599 666 Gain on change in fair value of contingent acquisition consideration (2,556) (4,020) Equity-based compensation expense 19,248 11,674 Equity in earnings of unconsolidated affiliates — — Distributions from unconsolidated affiliates — — Equity in (earnings) loss of Antero Midstream Partners LP 4,874 23,363 Distributions from Antero Midstream Partners LP 34,839 41,031 Adjusted EBITDAX 284,275 419,491 Interest expense (60,906) (57,633) Exploration expense (1,599) (666) Changes in current assets and liabilities 38,129 5,505 Proceeds from derivative monetizations 749,906 — Other non-cash items 101 315 Net cash provided by operating activities $ 1,009,906 367,012 Adjusted EBITDAX $ 284,275 419,491 Production (MMcfe) 213,159 250,046 Adjusted EBITDAX margin per Mcfe $ 1.33 1.68

Antero Resources Adjusted EBITDAX Margin Reconciliation Appendix disclosures & reconciliations AR Stand-Alone Adjusted EBITDAX Margin Reconciliation 24 (1)Includes cash payments for settled marketing derivative losses of $0.06 per Mcfe in 2018. Includes marketing revenues of $89.6 million and marketing expense of $151.8 million.

Antero Resources Stand-alone Adjusted EBITDAX Per Mcfe

Standalone Adjusted EBITDAX per Mcfe Reconciliation (Annual)

	2013	2014	2015	2016	2017	1Q2018	2Q2018	3Q2018
($/Mcfe)								
Natural Gas, Oil, Ethane and NGL sales	$ 4.31	$ 4.74	$ 2.53	$ 2.60	$ 3.35	$ 3.56	$ 3.35	$ 3.70
Realized commodity derivative gains (losses)	$ 0.86	$ 0.37	$ 1.57	$ 1.48	$ 0.26	$ 0.47	$ 0.42	$ 0.28
Distributions from Antero Midstream	$ -	$ -	$ 0.16	$ 0.17	$ 0.16	$ 0.17	$ 0.17	$ 0.16
All-In E&P Revenue	**$ 5.17**	**$ 5.10**	**$ 4.27**	**$ 4.25**	**$ 3.77**	**$ 4.21**	**$ 3.94**	**$ 4.15**
Gathering, compression, processing, and transportation	$ 1.25	$ 1.46	$ 1.56	$ 1.70	$ 1.75	$ 1.80	$ 1.79	$ 1.77
Production and ad valorem taxes	0.24	0.23	0.14	0.10	0.11	0.12	0.11	0.12
Lease operating expenses	0.05	0.08	0.07	0.07	0.11	0.15	0.14	0.14
Net Marketing Expense / (Gain)	-	0.14	0.23	0.16	0.13	(0.27)	0.30	0.31
General and administrative (before equity-based compensation)	0.26	0.23	0.20	0.16	0.15	0.15	0.15	0.14
Total E&P Cash Costs	$ 1.81	$ 2.14	$ 2.20	$ 2.19	$ 2.26	$ 1.93	$ 2.48	$ 2.48
E&P EBITDAX Margin (All-In)	$ 3.36	$ 2.96	$ 2.07	$ 2.06	$ 1.61	$ 2.28	$ 1.46	$ 1.68
Production Volumes (Bcfe)	191	368	545	676	822	214	229	250
$ Millions								
Natural Gas, Oil, Ethane and NGL sales	$ 821	$ 1,741	$ 1,379	$ 1,757	$ 2,751	$ 762	$ 768	$ 925
Realized commodity derivative gains (losses)	164	136	857	1,003	214	101	96	71
Distributions from Antero Midstream			89	112	132	36	39	41
All-In E&P Revenue	**$ 985**	**$ 1,877**	**$ 2,324**	**$ 2,872**	**$ 3,097**	**$ 900**	**$ 903**	**$ 1,037**
Gathering, compression, processing, and transportation	239	537	853	1,146	1,441	384	410	443
Production and ad valorem taxes	46	86	77	69	91	25	25	29
Lease operating expenses	9	28	36	51	94	31	32	35
Net Marketing Expense / (Gain)	-	50	123	106	108	(59)	69	78
General and administrative (before equity-based compensation)	50	86	108	110	119	31	33	34
Total E&P Cash Costs	**$ 345**	**$ 786**	**$ 1,196**	**$ 1,483**	**$ 1,853**	**$ 413**	**$ 569**	**$ 619**

APPENDIX | DISCLOSURES & RECONCILIATIONS 25

Antero Resources Standalone Adjusted EBITDAX Reconciliation Standalone LTM Adjusted EBITDAX Reconciliation Appendix disclosures & reconciliations 26 Stand-Alone Twelve months ended September 30, (in thousands) 2018 Net income attributable to Antero Resources Corporation $ 210,898 Commodity derivative fair value gains (334,617) Gains on settled commodity derivatives 344,917 Marketing derivative fair value gains (72,687) Gains on settled marketing derivatives 78,098 Interest expense 219,206 Loss on early extinguishment of debt 1,205 Income tax benefit (397,638) Depletion, depreciation, amortization, and accretion 787,598 Impairment of unproved properties 482,568 Impairment of gathering systems and facilities 4,470 Exploration expense 7,050 Gain on change in fair value of contingent acquisition consideration (15,645) Equity-based compensation expense 57,496 Equity in (earnings) loss of Antero Midstream 92,545 Distributions from Antero Midstream 149,292 Adjusted EBITDAX $ 1,614,756